Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Michael Sund
May 8, 2006		(858) 503-3233

MAXWELL TECHNOLOGIES PROMOTES ALAIN RIEDO, GENERAL MANAGER

OF SWISS UNIT, TO CORPORATE SENIOR VICE PRESIDENT

ROSSENS, Switzerland – Maxwell Technologies, Inc. (Nasdaq: MXWL) announced today that Alain Riedo, general manager of the company’s Maxwell Technologies SA subsidiary, has been promoted to senior vice president and appointed a corporate officer.

Riedo, 48, joined the company’s Swiss unit, formerly known as Montena Components, in 1988 as director of sales, and was promoted to general manager in 1994. Maxwell retained Riedo as general manager of Maxwell SA when it acquired Montena in 2002. He negotiated the divestiture of several non-core product lines in 2002 and 2003, and continued to oversee management of the CONDIS® line of high voltage capacitor products as well as BOOSTCAP® ultracapacitor manufacturing in Switzerland. In November 2005 his role was expanded to include overall responsibility for Maxwell’s global ultracapacitor sales organization.

“This promotion reflects Alain’s outstanding contributions in building our high voltage capacitor business to its all-time record volume in 2005, directing development and manufacturing scale-up for our highly successful ‘D-Cell’ ultracapacitor product, and the increased responsibilities he recently assumed for ultracapacitor sales worldwide,” said Dr. Richard Balanson, Maxwell’s president and chief executive officer.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power system provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

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